                                                                    EXHIBIT 99.2
                     UNAUDITED PRO FORMA CONDENSED COMBINED
                       CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined consolidated balance sheet as of December 31, 2001 and the unaudited pro forma condensed combined consolidated statement of earnings for the year ended December 31, 2001 give effect to the merger of Dal-Tile International Inc. ("Dal-Tile") accounted for as a purchase transaction and the financing transactions related to the consummation thereof (collectively, the "Transactions"). The unaudited pro forma condensed combined consolidated financial information is based on the historical consolidated financial statements of Mohawk and Dal-Tile using the assumptions and adjustments set forth in the accompanying notes. The primary reasons for the merger included:

    . the ability to combine Mohawk's current efforts in the hard-flooring business with Dal-Tile's larger, more established ceramic tile and natural stone business;

    . the opportunity to use Mohawk and Dal-Tile's existing distribution channels to increase sales of both carpets and hard floorcoverings;

    . the opportunity to further develop Mohawk's various brands and increase sales by distributing its products through Dal-Tile's distribution network;

    . the potential to reduce overhead and other costs by adding Dal-Tile's distribution network to Mohawk's logistical and distribution system;

    . the potential to reduce manufacturing costs and increase quality by identifying manufacturing best practices; and

    . the potential to reduce general, administrative, overhead and other miscellaneous costs by spreading fixed costs over a larger business.

   Mohawk considered whether identifiable intangible assets, such as customer relationships, patents, covenants not to compete, software, production backlog, marketing agreements, unpatented technology and trade secrets, might exist and none were identified other than trademarks, during the purchase price negotiations. Accordingly, the valuation resulted in the recognition of goodwill.

   The unaudited pro forma condensed combined consolidated balance sheet gives effect to the Transactions as if they had been consummated at December 31, 2001. The unaudited pro forma condensed combined consolidated statements of earnings give effect to the Transactions as if they had been consummated at January 1, 2001. While Mohawk believes that synergies and cost savings may result from the merger, the unaudited pro forma condensed combined consolidated financial information does not give effect to anticipated synergies or cost savings in connection with the merger.

   The unaudited pro forma condensed combined consolidated financial information should be read in conjunction with Mohawk's consolidated historical financial statements and those of Dal-Tile, including the respective notes to those statements. The pro forma information is not necessarily indicative of the combined financial position and results of operations in the future, or of the combined financial position and the results of operations, which would have resulted, had the Transactions been consummated during the periods or as of the dates for which the pro forma information is presented.

       UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2001
                                 (In thousands)


                                                      Historical
                                               ------------------------       Pro Forma          Pro Forma
                                                 Mohawk        Dal-Tile      Adjustments         Combined
                                               ----------      --------      -----------         ---------
ASSETS
Current assets:
   Cash ...................................   $       --          4,206                              4,206
   Receivables ............................      404,875        112,629          19,097 (a)        536,601
   Inventories ............................      531,405        149,679          (6,933)(b)        674,151
   Prepaid expenses .......................       24,884          4,664                             29,548
   Deferred income taxes ..................       70,058         16,545                             86,603
                                              ----------        -------       ---------          ---------
       Total current assets ...............    1,031,222        287,723          12,164          1,331,109
Property, plant and
  equipment, net ..........................      619,703        229,308          56,000 (c)        905,011
Goodwill, net .............................      109,167        133,638       1,127,669 (d)      1,370,474
Other intangible assets, net ..............           --         16,477         132,511 (d)        148,988
Other assets ..............................        8,393         11,276                             19,669
                                              ----------        -------       ---------          ---------
                                              $1,768,485        678,422       1,328,344          3,775,251
                                              ==========        =======       =========          =========
LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term debt ......   $  158,366         17,217         675,000 (e)        850,583
   Accounts payable and
     accrued expenses .....................      423,495        104,011                            527,506
                                              ----------        -------       ---------          ---------
       Total current liabilities ..........      581,861        121,228         675,000          1,378,089
Deferred income taxes .....................       84,955         28,847          69,750 (f)        183,552
Long-term debt, less
  current portion .........................      150,067        219,900          49,450 (e)        419,417
Other long-term liabilities ...............        3,051         18,593                             21,644
                                              ----------        -------       ---------          ---------
       Total liabilities ..................      819,934        388,568         794,200          2,002,702
                                              ----------        -------       ---------          ---------
Stockholders' equity:
   Preferred stock ........................           --             --                                 --
   Common stock ...........................          614            561            (432)(g)            743
   Additional paid-in capital .............      197,247        461,905         361,964 (g)      1,021,116
   Retained earnings (deficit) ............      947,123        (95,003)         95,003 (g)        947,123
   Accumulated other comprehensive loss....       (2,837)       (77,609)         77,609 (g)         (2,837)
                                              ----------        -------       ---------          ---------
                                               1,142,147        289,854         534,144          1,966,145
                                                 193,596             --                            193,596
                                              ----------        -------       ---------          ---------
       Total stockholders' equity .........      948,551        289,854         534,144          1,772,549
                                               ----------       -------       ---------          ---------
                                              $1,768,485        678,422       1,328,344          3,775,251
                                              ==========        =======       =========          =========

           See accompanying notes to the Unaudited Pro Forma Condensed
                  Combined Consolidated Financial Information.

              UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                              STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                      (In thousands, except per share data)


                                                     Historical
                                               -------------------------      Pro Forma      Pro Forma
                                                 Mohawk         Dal-Tile     Adjustments     Combined
                                               ----------      ---------     -----------     ---------
Net sales .................................... $3,445,945      1,036,795                     4,482,740
                                                                              79,607 (h)
Cost of sales ................................  2,613,043        546,345       5,600 (i)     3,244,595
                                               ----------      ---------     -------         ---------
       Gross profit ..........................    832,902        490,450     (85,207)        1,238,145
                                                                             (79,607)(h)
Selling, general and
  administrative expenses ....................    505,745        341,229      (5,512)(j)       761,855
                                               ----------      ---------     -------         ---------
       Operating income ......................    327,157        149,221         (88)          476,290
                                               ----------      ---------     -------         ---------
Other expense (income):
   Interest expense, net .....................     29,787         21,448      26,579 (k)        77,814
   Other expense .............................      7,780          1,616                         9,396
   Other income ..............................     (1,826)        (2,137)                       (3,963)
                                               ----------      ---------     -------         ---------
                                                   35,741         20,927      26,579            83,247
                                               ----------      ---------     -------         ---------
       Earnings before income taxes ..........    291,416        128,294     (26,667)          393,043
Income taxes .................................    102,824         49,393      (9,867)(l)       142,350
                                               ----------      ---------     -------         ---------
       Earnings before extraordinary item .... $  188,592         78,901     (16,800)          250,693
                                               ==========      =========     =======         =========
Basic earnings per share ..................... $     3.60                                         3.84
                                               ==========                                    =========
Weighted-average common shares outstanding ...     52,418                     12,876 (m)        65,294
                                               ==========                    =======         =========
Diluted earnings per share ..................  $     3.55                                         3.79
                                               ==========                                    =========
Weighted-average common and dilutive
  potential common shares outstanding ........     53,141                     13,040 (m)        66,181
                                               ==========                    =======         =========

           See accompanying notes to the Unaudited Pro Forma Condensed
                  Combined Consolidated Financial Information.

        Notes to the Unaudited Pro Forma Condensed Combined Consolidated
                             Financial Information

   This section sets forth (i) an unaudited pro forma condensed combined consolidated balance sheet as of December 31, 2001, (ii) an unaudited pro forma condensed combined consolidated statement of earnings for the year ended December 31, 2001 and (iii) the related notes thereto. The unaudited pro forma condensed combined consolidated financial information should be read in conjunction with the historical consolidated financial statements and the related notes thereto of Mohawk and of Dal-Tile included elsewhere in this offering circular.

   The unaudited pro forma condensed combined consolidated balance sheet combines the historical consolidated balance sheets of Mohawk and Dal-Tile, as of December 31, 2001 and December 28, 2001, respectively, as if the Transactions had been completed on December 31, 2001. The unaudited pro forma condensed combined consolidated statement of earnings combines the historical consolidated statements of earnings of Mohawk and Dal-Tile for the years ended December 31, 2001 and December 28, 2001, respectively, as if the Trasactions had been completed on January 1, 2001. The merger will be accounted for as a purchase for financial accounting purposes as required by SFAS No. 141, Business Combinations, in accordance with accounting principles generally accepted in the United States. For purposes of preparing Mohawk's consolidated financial statements, Mohawk will establish a new basis for Dal-Tile's assets and liabilities based upon their fair values, the merger consideration and the cost of the merger. Mohawk believes that any excess cost over fair value of the net assets of Dal-Tile will be recorded as goodwill and other intangible assets. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Mohawk will determine the fair value of Dal-Tile's assets and liabilities and will make appropriate purchase accounting adjustments upon completion of such determination. However, for purposes of disclosing pro forma information in this offering circular, Mohawk has made a preliminary determination of the purchase price allocation based upon current estimates and assumptions, which is subject to revision upon completion of the valuation of Dal-Tile being performed.

   Before Mohawk can finalize its purchase price allocation, it must complete the valuation of Dal-Tile. Mohawk has not identified any preacquisition contingencies at this time and does not anticipate any material changes to the purchase price allocation included in the unaudited pro forma condensed combined consolidated financial information. However, factors such as the final closing balance sheet of Dal-Tile and the results of the final valuation of Dal-Tile all will have an impact on the final purchase price allocation. Mohawk expects to complete the allocation within one year from the closing date of the merger.

   The unaudited pro forma condensed combined consolidated financial information is intended for informational purposes only and is not necessarily indicative of the future financial position or future results of operations of the combined company, or of the financial position or results of operations of the combined company that would have actually occurred had the merger been in effect as of the date or for the periods presented. For purposes of the unaudited pro forma condensed combined consolidated financial information, certain reclassifications have been made to Dal-Tile's historical amounts to conform to Mohawk classifications.

Note 1.  Purchase Price

   The merger agreement provided that, each share of Dal-Tile common stock outstanding at the completion of the merger (subject to certain limitations described below), would be converted into and become the right to receive 0.2213 of a share of Mohawk common stock and $11.00 in cash. The Dal-Tile stock option holders had the alternatives of (1) exercising their options prior to the effective time and converting the Dal-Tile stock resulting from the exercise to the combination of cash and Mohawk

       Notes to the Unaudited Pro Forma Condensed Combined Consolidated
                        Financial Information, Continued

stock, (2) electing to receive (a) cash (at $22.00 per option less the exercise price of Dal-Tile stock) for one half of their options and (b) options to acquire Mohawk stock (equal to 0.446 multiplied by the number of options) for one-half of their options at an exercise price equal to the Dal-Tile exercise price divided by two times the exchange ratio or (3) continuing to hold their Dal-Tile stock options which shall become exercisable for the amount of cash and the number of shares of Mohawk common stock such holder would have received had such holder exercised their options immediately prior to the completion of the merger. For purposes of the pro forma financial statements it has been assumed that all Dal-Tile stock option holders elected alternative (2).

   The total purchase price, based upon the number of shares of Dal-Tile common stock and options outstanding at December 31, 2001, would be as follows:


                                                             (In thousands)
                                                             --------------
 Total assigned value of Mohawk stock to be issued ........  $  708,714 (1)
 Cash consideration .......................................     699,450 (2)
 Estimated fair value of stock options exchanged ..........     115,284 (3)
 Direct merger costs ......................................      25,000 (4)
                                                             ----------
        Total purchase price ..............................  $1,548,448
                                                             ==========

--------
(1) Assumes a Mohawk stock price of $55.04 per share.
(2) Represents the cash paid for outstanding Dal-Tile stock and for Dal-Tile options cashed out.
(3) Represents the fair value of Dal-Tile options exchanged for Mohawk options. The fair value of the Dal-Tile options was determined based upon the Mohawk stock price of $55.04 and an exchange ratio of 0.4426 using the Black-Scholes option valuation model using a risk-free rate of 3.5%, a volatility rate of 43.81% and an expected term of the vested options of 2.5 years.
(4) Estimated direct merger costs include:


                                                             (In thousands)
                                                             --------------
Change in control payments to Dal-Tile management .........     $11,200
Investment banking fees ...................................       8,150
Legal fees ................................................       2,500
Accounting fees ...........................................       1,200
Other costs ...............................................       1,950
                                                                -------
       Total transaction costs ............................     $25,000
                                                                =======

Note 2. Allocation of Purchase Price


                                                             (In thousands)
                                                             --------------
Total purchase price ......................................     $1,548,448
                                                                ----------
Net assets of Dal-Tile based on historical
  carrying amounts as of December 28, 2001 ................        289,854
Income tax receivable for Dal-Tile options
  cashed-out ..............................................         19,097
Increase (decrease) in net assets to reflect
  estimated fair value adjustments under the
  purchase method of accounting:
Inventory adjustment ......................................         (6,933)
Property, plant and equipment .............................         56,000
Trademarks ................................................        132,511
Deferred tax liability ....................................        (69,750)
                                                                ----------
   Fair value of net assets acquired ......................        420,779
                                                                ----------
   Goodwill                                                     $1,127,669
                                                                ==========

       Notes to the Unaudited Pro Forma Condensed Combined Consolidated
                        Financial Information, Continued

Note 3. Pro Forma Adjustments

   The following are descriptions of the pro forma purchase accounting and other merger-related adjustments, labeled (a) through (m), which have been reflected in the accompanying pro forma condensed combined consolidated balance sheet and pro forma condensed combined consolidated statement of earnings:

(a) Represents income tax receivable on options exercised.

(b) This adjustment reflects the amounts necessary to state Dal-Tile inventories on a first-in, first-out (FIFO) basis versus the historical last-in, first-out
(LIFO) basis.

(c) Adjustment to reflect the estimated fair market value of property, plant and equipment.

(d) The adjustments of $1,127.7 million and $132.5 million represent the estimated increase to Dal-Tile's existing goodwill and other intangible assets, respectively, related to the merger. In accordance with SFAS No. 142, the goodwill recorded in the merger will not be amortized. Additionally, the trademark intangible asset has an indefinite life. The following table summarizes the goodwill and other intangible assets (amounts in thousands):


                                          Historical
                                       -----------------
                                                          Pro Forma  Pro Forma
                                        Mohawk  Dal-Tile Adjustments Combined
                                       -------- -------- ----------- ---------
Goodwill, net                          $109,167 133,638   1,127,669  1,370,474
                                       ======== =======   =========  =========
Trademarks                             $     --  13,906     132,511    146,417
Other intangible assets                      --   2,571          --      2,571
                                       -------- -------   ---------  ---------
   Total other intangible
     assets, net                       $     --  16,477     132,511    148,988
                                       ======== =======   =========  =========

    In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142.

    Mohawk was required to adopt the provisions of SFAS No. 141 effective June 30, 2001, and SFAS No. 142 effective January 1, 2002. Furthermore, any Mohawk goodwill that was acquired in a purchase business combination completed after June 30, 2001 will not be amortized. Goodwill acquired by Mohawk in business combinations completed before July 1, 2001 is no longer being amortized after December 31, 2001.

    Mohawk has evaluated its existing goodwill that was acquired in prior purchase business combinations for impairment and has concluded that no adjustment to the Mohawk historical consolidated financial statements is required.

    As of the date of adoption, Mohawk had unamortized goodwill in the amount of $109.2 million. Amortization expense related to goodwill was $3.2 million for the year ended December 31, 2001.

    No adjustments for Mohawk's goodwill amortization have been included in the pro forma financial information for Mohawk's acquisitions prior to July 1, 2001.

       Notes to the Unaudited Pro Forma Condensed Combined Consolidated
                        Financial Information, Continued

(e) Represents an increase in Mohawk borrowings of $961.6 million to fund the cash portion of the purchase price ($699.5 million cash consideration plus $25.0 million direct merger costs) and to refinance Dal-Tile's existing indebtedness ($17.2 million current portion of long-term debt plus $219.9 million long-term debt). Initially, Mohawk financed the purchase price with a combination of the bridge credit facility, its existing revolving credit facility and a receivables securitization. The revolving credit facility, which provides total credit availability of $450.0 million, is due January 28, 2004, and has been classified in long-term liabilities. Since December 31, 2001, reductions in Dal-Tile's long-term debt and the current portions thereof have occurred, which have not been reflected in the unaudited pro forma condensed combined consolidated balance sheet.

(f) Adjustment to record deferred taxes for temporary differences between the fair value and the tax bases of certain acquired assets since the merger will be completed as a tax-free reorganization.

(g) Represents (i) the elimination of Dal-Tile's historical stockholders' equity, (ii) the issuance by Mohawk of 12.9 million common shares as the stock portion of the merger consideration, at a total assigned value of $708.7 million based on a Mohawk stock price of $55.04 with an exchange ratio of 0.2213 and
(iii) an adjustment of $115.3 million to record the fair value of Dal-Tile options that will be exchanged for Mohawk options. See Note 1 of the Unaudited Pro Forma Condensed Combined Consolidated Financial Information.

(h) For purposes of the unaudited pro forma condensed combined consolidated financial information, Dal-Tile's shipping and handling costs have been reclassified to cost of sales so Dal-Tile's historical amounts conform to Mohawk classifications.

(i) Represents the estimated adjustment in depreciation expense as a result of adjusting certain property, plant and equipment to fair value and changing Dal-Tile fixed asset useful lives to conform to Mohawk. The estimated adjustments were calculated based on the historical net book value of Dal-Tile's property, plant and equipment plus the estimated step-up to fair value for the property, plant and equipment. It was assumed in calculating the adjustment that the useful life of each asset would start over for purposes of depreciation. The useful life of Dal-Tile's buildings was changed from 30 to 35 years and furniture and fixtures was changed from an average of approximately 7 1/2 years to five years. The useful life of buildings was extended because Mohawk's practice is to utilize its buildings for at least their estimated useful lives, making the necessary repairs and performing the required maintenance to realize the longer useful life.

(j) Represents the reversal of goodwill and other intangible amortization included in Dal-Tile's historical financial statements. Amounts reversed are $4.7 million and $.8 million for goodwill and tradenames, respectively.

(k) Includes an increase in interest expense as a result of the planned borrowing to fund the cash portion of the purchase price. The refinancing of the existing Dal-Tile debt and the cash portion of the purchase price was initially made through Mohawk's existing variable-rate debt and the $600 million borrowed under the bridge credit facility which also carries a variable interest rate. Mohawk's existing variable-rate debt and the bridge credit facility each incur annual interest at LIBOR plus 1.37% and LIBOR plus .37%, respectively. The average LIBOR rate was 3.78% for the year ended December 31, 2001. A change of 1/8% in the interest rate would change interest expense by approximately $1.3 million for the year ended December 31, 2001. Mohawk plans to refinance the bridge credit facility. If successful, interest rates are expected to increase over those rates reflected in the unaudited pro forma condensed combined consolidated statement of earnings.

(l) Represents the income tax effect of the pro forma adjustments at an estimated rate of 37.0%.

(m) Under the terms of the merger agreement, Dal-Tile stockholders received for each Dal-Tile share $11.00 in cash and 0.2213 of a share of Mohawk common stock.

   Pro forma basic earnings per share was calculated by dividing pro forma net earnings by the pro forma weighted-average number of shares of Mohawk common stock outstanding during the period. Pro forma diluted earnings per share was calculated in a manner similar to that of basic earnings per share except that the pro forma weighted-average number of common shares outstanding is increased to include the number of incremental common shares (computed using the treasury stock method) that would have been outstanding if all potentially dilutive common shares were issued during the period. In making these pro forma calculations, average outstanding shares include the additional Mohawk common shares issued in connection with the merger, based on the 0.2213 exchange ratio. Additionally, the diluted earnings per share calculation include the Dal-Tile options converted into Mohawk options based on a 0.4426 exchange ratio, after consideration of the treasury stock method.